Exhibit 99.2

Cutera Takes Steps to Strengthen Financial Foundation and Position the Company for Long-Term Success

Enters into agreement to reduce debt by nearly $400 million and raise $65 million of new money from existing lenders

Implementing pre-packaged financial restructuring plan with strong support of lenders, expected to emerge expeditiously within 60 days

Continues to operate as usual and provide best-in-class aesthetic and dermatology solutions to customers

Vendors to be unimpaired and paid in full

BRISBANE, Calif., March 5, 2025 (BUSINESS WIRE) – CUTERA, INC., (“Cutera” or “the Company”), a leading provider of aesthetic and dermatology solutions, today announced that it is initiating a restructuring transaction with the support of a group of existing lenders, representing approximately 74% of the Company’s notes, to strengthen its balance sheet and position Cutera for long-term success.

Through the transaction, Cutera will reduce its debt by nearly $400 million, or over 90%, and raise $65 million in new money from its existing lenders. To implement the transaction, Cutera has filed voluntary “pre-packaged” Chapter 11 cases in the U.S. Bankruptcy Court for the Southern District of Texas. Cutera will operate as usual throughout the court-supervised process and continue to provide best-in-class solutions to its customers around the globe without disruption.

“Cutera has established a legacy of premium engineering, innovation, and service, and we are constantly evolving to better meet the needs of our customers and their patients,” said Taylor Harris, CEO of Cutera. “There is clear momentum underway across the business, and today we are taking an important step that will enable us to continue to execute on our growth initiatives and pursue our mission with a much stronger capital structure to support us. We are pleased to have the confidence of our lenders, who are aligned with our vision and invested in our future success. We thank our customers and partners for their continued support, and we are grateful to our employees for their commitment to Cutera. We look forward to continuing to innovate, serve our customers, and improve patient lives for many years to come.”

Cutera has negotiated and solicited votes on its restructuring plan in advance and expects to complete this process quickly and efficiently, within 60 days. At the end of the process, Cutera will be a private company, with a much stronger capital structure and the backing of a large consortium of leading investment firms.

The Company has filed a request with the Court that will allow it to make timely payments to vendors in full under normal terms for goods and services delivered both before and after the filing. Cutera expects to receive approval for this request.

The Company’s entities located outside of the U.S. are not included in the Chapter 11 filings.

Additional information about Cutera’s restructuring is available at https://cutera.com/strengtheningcutera. Court filings and other information regarding the case can be found at https://www.veritaglobal.net/cutera or by contacting Verita, the Company’s noticing and claims agent, at (888) 788-0109 (for toll-free U.S. calls) or (781) 575-2045 (for tolled international calls).

Advisors

Cutera is advised in this matter by Ropes & Gray LLP as legal counsel, Houlihan Lokey as investment banker, and FTI Consulting as financial advisor. The group of the Company’s lenders is advised in this matter by Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal counsel and Centerview Partners as investment banker.

About Cutera, Inc.

Cutera is a leading provider of aesthetic and dermatology solutions for practitioners worldwide. For over 25 years, Cutera has strived to improve lives through medical aesthetic technologies that are driven by science and powered through partnerships. For more information, call 1-888-4-CUTERA or visit Cutera.com.

Cutera Media:

Rose Temple / Evelyn Bubb

CuteraComms@fticonsulting.com